                        [DELOITTE & TOUCHE LETTERHEAD]


                                                                 Exhibit 23(b)


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of E'town Corporation on Form S-3 of our report dated February 15, 1994, except for the subsequent events discussed in Notes 10 and 11, as to which the dates are February 23, 1994 and March 23, 1994, respectively, appearing in the Annual Report on Form 10-K of E'town Corporation for the year ended December 31, 1993 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche
Parsippany, New Jersey
April 22, 1994